Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports First Quarter 2014 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, April 29, 2014 -

CHAPEL HILL, N.C. – April 29, 2014 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the first quarter ended March 31, 2014. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“In the first quarter of 2014, we continued patient enrollment of our two Phase 3 clinical trials of oral solithromycin, SOLITAIRE Oral, and IV-to-oral solithromycin, SOLITAIRE-IV, in patients with community-acquired bacterial pneumonia or CABP,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “We also reported on upcoming scientific presentations of solithromycin’s therapeutic potential beyond its anti-bacterial activity, including anti-inflammatory properties. Earlier in the quarter, we announced positive results of the solithromycin Thorough QT study in which solithromycin demonstrated no QT effects at single intravenous doses.

“Regarding Taksta, we are continuing our communication with the FDA on the design of the Phase 3 clinical trial in patients with prosthetic joint infections, or PJI. In the meantime, we continue to enroll patients in the Phase 2 PJI trial as well as consider other options if our talks with the FDA do not result in a registration path that is feasible to conduct.”

Financial Results

Quarter ended March 31, 2014 compared to quarter ended March 31, 2013

For the quarter ended March 31, 2014, Cempra reported a net loss of $17.0 million, or $0.51 per share, compared to a net loss of $10.3 million, or $0.42 per share, for the same period in 2013.

Research and development expense in the quarter ended March 31, 2014, was $16.4 million, an increase of 122% compared to the same quarter in 2013. The higher R&D expense was primarily due to increased clinical trial activities. General and administrative expense was $3.2 million, a 23% increase compared to the quarter ended March 31, 2013, driven primarily by increased employee expense.

First Quarter and early second quarter 2014 Highlights

•	Reported that solithromycin demonstrated therapeutic potential beyond anti-bacterial activity and reduced inflammation in an animal model for inflammatory lung disease

•	Announced an upcoming late-breaker presentation at Digestive Disease Week in which solithromycin demonstrated anti-NASH effects in an animal model; the presentation will be at 9:15 a.m. CDT, May 6

•	Announced an upcoming late-breaker presentation at the American Thoracic Society in which solithromycin reduced inflammation in an animal model for cancer chemotherapy-induced lung injury; the presentation will be at 8:15 a.m. PDT, May 18

•	Initiated the solithromycin pediatric program and dosed the first patient in Biomedical Advanced Research and Development Authority (BARDA)-funded Phase 1 study

•	Reported top line results of solithromycin Thorough QT (TQT) study, demonstrating that solithromycin may be the first macrolide to produce no effect on QT intervals

•	Announced the appointment of David Moore as chief commercial officer to manage the commercial development and launch of solithromycin and Taksta™

Clinical program update

The company is focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur:

Solithromycin

•	4Q 2014: Completion of SOLITAIRE-Oral Phase 3 patient enrollment

•	1Q 2015: report top-line data from SOLITAIRE-Oral Phase 3

Taksta™

•	1H14: Obtain feedback from the FDA on a Phase 3 plan for Taksta™

Financial Guidance

Cempra expects its research and development expense to continue at least at current levels for the next several quarters due to the concurrent running of its two phase 3 programs for solithromycin as well as its other programs. The company’s cash and equivalents are expected to be sufficient to fund current operations through 2015, based on current assumptions. This projection does not include any funds from future financings or partnerships beyond the Toyama and BARDA relationships.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., First Quarter 2014 Financial Results Call, conference ID#: 25707981.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a late clinical-stage pharmaceutical company focused on developing antibiotics to treat critical bacterial infections in patients in both acute and primary care settings. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. TAKSTA was recently granted orphan drug designation for this indication. Both product candidates seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; the results of studies of our product candidates conducted by others; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$79,555	$96,503
Receivables	3,146	1,626

Prepaid expenses	1,769	408

Total current assets	84,470	98,537

Furniture, fixtures and equipment, net	144	138
Deposits	346	333

Total assets	$84,960	$99,008

LIABILITIES
Current liabilities
Accounts payable	$8,787	$6,274
Accrued expenses	462	392
Accrued payroll and benefits	414	1,043
Deferred revenue	32	32
Warrant liability	876	920
Current portion of long-term debt	—	2,201

Total current liabilities	10,571	10,862

Deferred revenue	5,633	5,633
Long-term debt	14,923	12,538

Total liabilities	$31,127	$29,033

Commitments and contingencies

Shareholders’ Equity (Deficit)
Common stock; $.001 par value; 80 million shares authorized; 33,200,341 and 33,201,394 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively	33	33

Addition paid-in capital	237,081	236,202

Accumulated deficit	(183,281)	(166,260)

Total shareholders’ equity	53,833	69,975

Total liabilities and shareholders’ equity	$84,960	$99,008

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended March 31
	2014	2013
Revenues	$3,083	$—

Operating expenses
Research and development	16,383	7,371
General and administrative	3,190	2,647

Total operating expenses	19,573	10,018

Loss from operations	(16,490)	(10,018)

Other income (expense), net	(531)	(327)

Net loss and comprehensive loss	$(17,021)	$(10,345)

Basic and diluted net loss attributable to common shareholders per share	$(0.51)	$(0.42)

Basic and diluted weighted average shares outstanding	33,201	24,904

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com